Exhibit 99.1

Global Partners Reports Third-Quarter 2012 Financial Results

- Net Income of $6.9 Million, or $0.24 per Unit

- Product Volume Increases 25% to Record 1.6 Billion Gallons

WALTHAM, Mass.--(BUSINESS WIRE)--November 8, 2012--Global Partners LP (NYSE: GLP) today reported financial results for the quarter ended September 30, 2012.

Third-Quarter 2012 Financial Summary

Net income for the third quarter of 2012 was $6.9 million, or $0.24 per diluted limited partner unit, compared with net income of $1.9 million, or $0.08 per diluted limited partner unit, for the third quarter of 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2012 were $29.5 million, compared with $18.7 million for the same period of 2011.

Distributable cash flow (DCF) for the third quarter of 2012 was $15.0 million, compared with $8.6 million for the third quarter of 2011.

EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended September 30, 2012 and 2011.

“Our year-over-year improvement reflects the success of our strategy, as we continue to strengthen our business through organic growth and strategic acquisitions,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “The combination of our Alliance Energy acquisition, which was completed in the first quarter of this year, our growing crude oil business and our fuel supply and services agreement with Getty Realty helped to drive our year-over-year results for Global Partners. In addition to volume of 1.6 billion gallons of petroleum products – the largest single quarter in our history – we generated record third-quarter net income, EBITDA and distributable cash flow.”

“As we expected, our third quarter results did not match the performance we achieved in the second quarter due to the significant increase in gasoline prices from the end of June to the end of September, which adversely affected our margin results.”

Slifka continued, “We recently signed a purchase agreement to acquire a 60% ownership interest in Basin Transload LLC, expanding our presence in the Bakken region as a hub for the gathering, storage, transportation and marketing of crude oil and associated petroleum products. We also completed the major rail expansion of our Albany, NY terminal, increasing its capacity to receive up to 160,000 barrels of products per day by rail. In addition, we recently signed an agreement to acquire six stations from Massachusetts-based Mutual Oil Company.”

Sales for the third quarter of 2012 increased to $4.6 billion from $3.8 billion for the same period in 2011, driven primarily by the Alliance acquisition as well as the increasing crude oil business. Wholesale segment sales of $3.5 billion were up 11.6% from $3.1 billion in the third quarter of 2011 due to an increase in volume. Sales from the Gasoline Distribution and Station Operations segment more than doubled to $944.3 million compared with $416.3 million for the same period in 2011, reflecting the Alliance acquisition as well as the fuel supply and services agreement with Getty Realty. Commercial segment sales decreased 19.4% to $165.3 million from $205.1 million in the third quarter of 2011.

Wholesale segment volume was 1.2 billion gallons for the third quarter of 2012 compared with 1.1 billion gallons for the third quarter of 2011. Volume in the Gasoline Distribution and Station Operations segment was up 131% to a record 282.5 million gallons in the third quarter of 2012 from 122.1 million gallons in the comparable period of 2011. Commercial segment volume was 80.7 million, compared with 83.2 million gallons in the third quarter of 2011.

Combined gross profit increased to $82.6 million in the third quarter of 2012, compared with $49.3 million in the third quarter of 2011. Total wholesale net product margin grew to $34.9 million in the third quarter of 2012, compared with $25.4 million for the same period in 2011. In the Gasoline Distribution and Station Operations segment, net product margin increased 103% to $52.2 million from $25.7 million in the comparable period of 2011. Commercial segment net product margin increased to $4.8 million in the third quarter of 2012 compared with $4.3 million in the same period of 2011.

Recent Highlights

  Global signed a purchase agreement to acquire a majority ownership interest in Basin Transload, which operates two transloading facilities in North Dakota with a combined rail loading capacity of 160,000 barrels per day. The total purchase price is approximately $80 million. Under the purchase agreement, Global will acquire a 60% ownership interest in Basin Transload, with the remaining 40% split evenly between current owners TGC, L.P. and MBI Holdings, LLC. This transaction is expected to close by year-end.
  The Board of Directors of the Partnership’s general partner, Global GP LLC, increased the Partnership’s quarterly cash distribution to $0.5325 per unit ($2.13 per unit on an annualized basis) on all of its outstanding common units for the period from July 1 through September 30, 2012. The distribution will be paid on November 14, 2012 to unitholders of record as of the close of business November 5, 2012.
  Global signed an agreement to acquire six New England gasoline stations from Massachusetts-based Mutual Oil Company. This transaction is expected to close by year-end.

Business Outlook

“Strategic acquisitions and organic projects, including the expansion of our rail logistics business and the growth of our gasoline distribution and station operations, position the Partnership to capitalize on the many opportunities in the dynamic and rapidly changing energy market,” Slifka said. “Based on our performance through the first nine months of 2012 and current market conditions, we are narrowing our full-year 2012 EBITDA guidance to a range of $115 million to $130 million.” The Partnership’s outlook is also based on assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve, which will influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2012 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels and crude oil, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast. Global Partners is a leader in the logistics of transporting crude and other products from the mid-continent region of the U.S. and Canada to the East Coast. The Partnership is one of the largest wholesale distributors of gasoline (including blendstocks such as ethanol and naphtha), distillates (such as home heating oil, diesel and kerosene), residual oil and renewable fuels to wholesalers, retailers and commercial customers in the New England states and New York. In addition, the Partnership has a portfolio of approximately 1,000 gas stations in nine Northeastern states. The Partnership also is a distributor of natural gas. A FORTUNE 500® company, Global Partners trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Sales	$4,617,194	$3,765,765	$12,508,738	$10,728,985
Cost of sales	4,534,574	3,716,486	12,280,124	10,578,885
Gross profit	82,620	49,279	228,614	150,100

Costs and operating expenses:
Selling, general and administrative expenses	24,105	17,166	70,608	57,085
Operating expenses	40,196	19,373	100,692	54,932
Restructuring charges	-	1,719	-	1,719
Amortization expense	1,511	1,216	5,373	3,583
Total costs and operating expenses	65,812	39,474	176,673	117,319

Operating income	16,808	9,805	51,941	32,781

Interest expense	(9,237)	(7,947)	(27,705)	(23,478)

Income before income tax expense	7,571	1,858	24,236	9,303

Income tax expense	(678)	-	(228)	-

Net income	6,893	1,858	24,008	9,303

Less: General partner's interest in net income, including
incentive distribution rights (1)(2)	(316)	(142)	(733)	(455)

Limited partners' interest in net income	$6,577	$1,716	$23,275	$8,848

Basic net income per limited partner unit (3)	$0.24	$0.08	$0.89	$0.42

Diluted net income per limited partner unit (3)	$0.24	$0.08	$0.89	$0.41

Basic weighted average limited partner units outstanding	27,311	21,567	26,085	21,188

Diluted weighted average limited partner units outstanding	27,485	21,752	26,258	21,388

(1) Calculations for 2012 include the effect of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance Energy LLC. As a result, the general partner interest was reduced to 0.83% for the three months ended September 30, 2012 and, based on a weighted average, 0.87% for the nine months ended September 30, 2012.

(2) Calculations for 2011 include the effect of the November 2010 and February 2011 public offerings. As a result, the general partner interest was reduced to 1.06% for the three months ended September 30, 2011 and, based on a weighted average, 1.10% for the nine months ended September 30, 2011.

(3) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,073	$4,328
Accounts receivable, net	680,438	621,670
Accounts receivable - affiliates	1,277	1,776
Inventories	593,727	664,144
Brokerage margin deposits	30,272	43,935
Fair value of forward fixed price contracts	30,138	15,450
Prepaid expenses and other current assets	62,031	61,561
Total current assets	1,398,956	1,412,864

Property and equipment, net	700,913	408,850
Goodwill	29,123	-
Intangible assets, net	64,623	36,710
Other assets	13,681	10,427

Total assets	$2,207,296	$1,868,851

Liabilities and partners' equity
Current liabilities:
Accounts payable	$704,459	$575,776
Working capital revolving credit facility - current portion	149,081	62,805
Environmental liabilities - current portion	4,373	2,936
Trustee taxes payable	78,977	76,523
Accrued expenses and other current liabilities	59,967	41,307
Obligations on forward fixed price contracts	945	11,707
Total current liabilities	997,802	771,054

Working capital revolving credit facility - less current portion	278,019	526,095
Revolving credit facility	422,000	205,000
Environmental liabilities - less current portion	46,422	27,303
Other long-term liabilities	33,438	24,110
Total liabilities	1,777,681	1,553,562

Partners' equity	429,615	315,289

Total liabilities and partners' equity	$2,207,296	$1,868,851

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Reconciliation of net income to EBITDA
Net income	$6,893	$1,858	$24,008	$9,303
Depreciation and amortization and amortization of deferred financing fees	12,662	8,865	36,769	26,175
Interest expense	9,237	7,947	27,705	23,478
Income tax expense	678	-	228	-
EBITDA	$29,470	$18,670	$88,710	$58,956

Reconciliation of net cash (used in) provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(26,600)	$52,505	$189,700	$(6,779)
Net changes in operating assets and liabilities and certain non-cash items	46,155	(41,782)	(128,923)	42,257
Interest expense	9,237	7,947	27,705	23,478
Income tax expense	678	-	228	-
EBITDA	$29,470	$18,670	$88,710	$58,956

Reconciliation of net income to distributable cash flow
Net income	$6,893	$1,858	$24,008	$9,303
Depreciation and amortization and amortization of deferred financing fees	12,662	8,865	36,769	26,175
Amortization of routine bank refinancings	(960)	(932)	(2,878)	(2,508)
Maintenance capital expenditures	(3,641)	(1,193)	(9,198)	(2,681)
Distributable cash flow	$14,954	$8,598	$48,701	$30,289

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(26,600)	$52,505	$189,700	$(6,779)
Net changes in operating assets and liabilities and certain non-cash items	46,155	(41,782)	(128,923)	42,257
Amortization of routine bank refinancings	(960)	(932)	(2,878)	(2,508)
Maintenance capital expenditures	(3,641)	(1,193)	(9,198)	(2,681)
Distributable cash flow	$14,954	$8,598	$48,701	$30,289

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary